Exhibit 99.1
PacificNet Receives Notification From Nasdaq

HONG KONG, April 21 /Xinhua-PRNewswire/ -- PacificNet Inc. (Nasdaq: PACT), a leading provider of CRM and telemarketing services, call center, Interactive Voice Response (IVR), Direct Response Television (DRTV), and Value-Added Services (VAS) in China, today announced that due to the delay in the filing of its Form 10-KSB for the period ended December 31, 2005, it has received a letter from the The Nasdaq Stock Market indicating that the Company’s common stock is subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14). Nasdaq Marketplace Rule 4310(c)(14) requires the Company to make on a timely basis all filings with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934, as amended.

Accordingly, the Company’s securities are subject to delisting from the Nasdaq Stock Market at the opening of business on April 28, 2006. PacificNet expects to be able to file its 10-KSB early next week or before April 28 in order to maintain its continued listing on Nasdaq.  Otherwise, PacificNet will appeal the NASDAQ Staff’s determination by requesting a hearing before the Nasdaq Listing Qualifications Panel, which would automatically stay the delisting of PacificNet’s common stock pending the Panel’s review and determination.  There can be no assurance that the Panel will grant the Company's request for continued listing.

Safe Harbor Statement

This Company's announcement contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. Potential risks and uncertainties include, but are not limited to, PacificNet's historical and possible future losses, limited operating history, uncertain regulatory landscape in China, fluctuations in quarterly operating results and PacificNet’s ability to maintain its continued listing on Nasdaq. Further information regarding these and other risks is included in PacificNet's Form 10Q and 10K and other filings with the SEC.

    Contact:
    PacificNet USA office: Jacob Lakhany, Tel: +1-605-229-6678
    PacificNet Beijing office: Ada Yu, Tel: +86 (10) 64954330 ext 158
    23/F, Tower A, TimeCourt, No.6 Shuguang Xili, Chaoyang District, Beijing, China 100028
    investor@pacificnet.com
    or
    CEOcast, Inc. for PacificNet
    Ed Lewis, 212-732-4300